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Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the following Registration Statements on From S-8: 333-11304, 333-121276, 333-121300, 333-130552, as amended, of our report relating to the financial statements and related financial statement schedule included in Schedule I of Sappi Limited dated December 14, 2007, (which report expresses an unqualified opinion and which draws attention to the differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America, described in Note 35) and our report relating to the effectiveness of Sappi Limited's internal control over financial reporting dated December 14, 2007, (which report expresses an unqualified opinion on internal control over financial reporting), appearing in the Annual Report on Form 20-F of Sappi Limited for the year ended September 2007.

/s/ Deloitte & Touche

Per M J Comber
Partner
December 14, 2007

Deloitte & Touche—Registered Auditors
Buildings 1 and 2, Deloitte Place
The Woodlands Office Park, Woodlands Drive, Sandton
Johannesburg, South Africa

National Executive: GG Gelink Chief Executive AE Swiegers Chief Operating Officer GM Pinnock Audit DL Kennedy Tax
L Geeringh Consulting L Bam Strategy CR Beukman Finance TJ Brown Clients & Markets
NT Mtoba Chairman of the Board J Rhynes Deputy Chairman of the Board

A full list of partners and directors is available on request

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  Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM